Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statement No. 333-252143, 333-213188, 333-133379, 333-168779 and 333-181198 on Form S-8 and Registration Statement No. 333-235465 on Form S-4/A of Southern First Bancshares, Inc. and Subsidiary of our reports dated March 2, 2021, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern First Bancshares, Inc. and Subsidiary appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Southern First Bancshares, Inc. and Subsidiary for the year ended December 31, 2020.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 2, 2021